Exhibit 10.29

2005 Form 10-K Exhibits for Printer

Compensation Arrangements for Non-Employee Directors

Revised Compensation Structure.   On February 21, 2006, the Governance Committee of the Board approved a revised compensation structure for non-employee directors effective as of January 1, 2006.  The changes in directors’ compensation are to increase the annual Board retainer from $35,000 to $40,000, and to increase the annual Board Committee chair retainers from $5,000 to $7,500. Retainer fees are payable quarterly in arrears.

The other elements of non-employee directors’ compensation structure are summarized as follows:

•                  The meeting fees for board and committee meetings are $1,500 per meeting.

•                  Annual grant at the conclusion of the annual shareholders meeting 3,000 deferred shares of Company common stock with restrictions that lapse upon the earlier of the first anniversary of grant, the director’s death, disability, retirement or a change in control of the Company. Directors were previously granted 7,000 stock options per year.

•                  New directors receive a one-time grant of 4,000 deferred shares of Company common stock upon their election to the Board, to assist in attracting and retaining qualified new directors. All directors serving at the conclusion of the first Board meeting in 2005 received a one-time grant of 4,000 deferred shares of Company common stock. The restrictions will lapse upon the earlier of the third anniversary of grant, the director’s death, disability, retirement or a change in control of the Company, as such terms are defined in the 2000 Stock Incentive Plan.

Amendments to 2000 Stock Incentive Plan.   On October 28, 2004 and November 1, 2004, respectively, the Compensation Committee and the Governance Committee of the Board approved amendments to the Equifax Inc. 2000 Stock Incentive Plan (the “2000 Plan”) to permit the issuance of deferred shares of Company common stock to non-employee directors of the Company as part of its overall stock compensation plan for directors.

Expense Reimbursement.   Directors are also entitled to reimbursement of reasonable travel expenses associated with Board and Committee meetings as well as costs and expenses incurred in attending director education programs and other Company-related seminars and conferences.

Stock Ownership Guidelines for Directors.   On November 1, 2004, the Governance Committee of the Board approved guidelines that require non-employee directors to own Company stock having a value of at least four times the annual cash retainer (currently $140,000). These guidelines are to be achieved by the fourth anniversary of the director’s initial election to the Board.